UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2006

HS3 TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-117874

(Commission File Number)

20-3598613

(IRS Employer Identification No.)

1800 Boulder Street – Suite 600, Denver, Colorado, USA 80211

(Address of principal executive offices and Zip Code)

(303) 455-2550

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 13, 2006 Bonnie McNamara resigned as our Chief Financial Officer and a member of our board of directors.

On June 13, 2006 we appointed Michael J. Edison as our Chief Executive Officer and a member of board of directors, Fauzie Mohamed as a member of our board of directors and Micah A. Heisler as our Chief Financial Officer.

Our board of directors now consists of Mark Lana, Michael J. Edison and Fauzie Mohammad.

Mr. Mohamed is a senior consultant with an impressive Information Systems/Technology background related to Project Management/Project Leadership, Feasibility, Business Analysis, Requirements Definition, Systems Architecture, Design, Development, Testing and Implementation of large, complex Online/Real Time and Batch Systems. He is a proven performer who has lead by example, maintained technical skills and accepted greater leadership and management responsibilities. He is able to successfully handle Projects from conception through to implementation because he has maintained his unique combination of skills. His 36+ years of information systems experience have covered the UK, Canada and the United States where he has designed, built and implemented large complex application systems.

Mr. Heisler began his career in group sales and event staff management with the ECHL Cincinnati Cyclones. He went on to receive a position with Marriott International as a Marketing Executive, playing an active part in one of the top five Marriott Vacation Club marketing teams in the World where he was recruited by Michael J. Edison to help manage and develop Private Wealth Management Group, LLC’s United States Corporate Office in Las Vegas, Nevada. He was appointed Vice President of Operations and played a major role in the mergers and acquisitions of both public and private companies. Mr. Heisler went on to become Vice President of Operations of Edison and Company, Vice President of InsurUSA, LLC and Vice President of Operations of World Wide Insurance Group. Mr. Heisler graduated from St. Olaf College, MN, with a B.A. in Economics, emphasis in management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HS3 TECHNOLOGIES INC.

/s/ Mark Lana

Mark Lana

President and Director

June 20, 2006